EXHIBIT 8

[VORYS LETTERHEAD]

October 19, 2009

Board of Directors

NB&T Financial Group, Inc.

48 N. South Street

Wilmington, Ohio 45177

Board of Directors

Community National Corporation

1400 E. Second Street

Franklin, Ohio 45005

RE:	Material United States Federal Income Tax Consequences of the Merger of Community National Corporation with and into NB&T Financial Group, Inc.

Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of Community National Corporation, an Ohio corporation (“CNC”), with and into NB&T Financial Group, Inc., an Ohio corporation (“NB&T”), pursuant to the Agreement and Plan of Merger, dated as of June 30, 2009, by and between NB&T and CNC, as amended by the Amendment to Agreement and Plan of Merger, dated as of October 12, 2009, by and between NB&T and CNC (the “Agreement”).

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the Certificate of Representations of NB&T, executed by a duly authorized officer of NB&T and dated as of the date hereof, and (b) the Certificate of Representations of CNC, executed by a duly authorized officer of CNC and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of NB&T on Form S-4, and the proxy statement of CNC and the prospectus of NB&T included therein, filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties hereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither NB&T nor CNC will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. Finally, we assume that any holder of CNC Common Shares who demands and perfects dissenters’ rights with respect to such shares (“Dissenting Shares”) will receive an amount per share that will not exceed the Per Share Cash Consideration (as defined below).

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Merger shall become effective, subject to the satisfaction or waiver of the conditions set forth in the Agreement, upon the latest to occur of the following: (i) the filing of a certificate of merger with the Office of the Secretary of State of the State of Ohio, or (ii) such later date and time as may be set forth in such certificate of merger (such date being the “Effective Date”). As a result of the Merger, NB&T will be the surviving corporation, and the separate corporate existence of CNC will cease.

As of June 30, 2009, the authorized capital stock of NB&T consisted of (i) 6,000,000 shares of common stock, no par value (the “NB&T Common Shares”), of which 3,173,082 shares were issued and outstanding, and (ii) 100,000 shares of preferred stock, no par value, none of which were issued and outstanding. As of June 30, 2009, 645,868 NB&T Common Shares were held as treasury shares by NB&T or its subsidiaries.

As of June 30, 2009, the authorized capital stock of CNC consisted solely of 1,500,000 shares of common stock, par value $0.01 per share (the “CNC Common Shares”), of which 624,459 shares were issued and outstanding and no shares of which were subject to options. As of June 30, 2009: (i) no outstanding CNC Common Shares were held in the 401(k) plan (the “CNC 401(k) Plan”) of The Community National Bank, a national bank and wholly-owned subsidiary of CNC (“CNC Bank”), and (ii) 32,674 CNC Common Shares were held as treasury shares by CNC or its subsidiaries.

NB&T Common Shares are traded on the NASDAQ Stock Market. There were no trades on the day immediately preceding the date of the Agreement (i.e., June 29, 2009), though on such date the closing bid was $13.74 per share and the closing ask was $15.50 per share. The most recent trade of NB&T Common Shares on the NASDAQ Stock Market prior to such date occurred on June 23, 2009 at $14.00 per NB&T Common Share.

At the time on the Effective Date when the Merger shall become effective (the “Effective Time”), and automatically by virtue of the Merger and without any action on the part of CNC or the holders of record of CNC Common Shares, each CNC Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following: (i) 0.761 NB&T Common Shares (the “Per Share Stock Consideration”), (ii) cash in the amount of $11.41 (the “Per Share Cash Consideration”), or (iii) a combination of such NB&T Common Shares and cash; provided, however, that the Agreement sets forth procedures for the adjustment of the mix of NB&T Common Shares and cash elected to be received by the holders of CNC Common Shares to ensure that 50% of the CNC Common Shares are exchanged for the Per Share Cash Consideration, and 50% of the CNC Common Shares are exchanged for the Per Share Stock Consideration. In addition, (a) any CNC Common Shares with respect to which the holder thereof holds 1,500 or fewer CNC Common Shares, shall be converted into the right to receive the Per Share Cash Consideration, (b) in the event that, at the last day of the month immediately preceding the month in which the Effective Date occurs, CNC’s tangible net worth (with certain exclusions) is less than $8,000,000, each of the Per Share Stock Consideration and the Per Share Cash Consideration shall be subject to proportionate reduction, and (c) in the event that CNC Bank receives after the date of the Agreement and before the Effective Date certain insurance payments related to certain claims submitted prior to the date of the Agreement and, at the last day of the month immediately preceding the month in which the Effective Date occurs, CNC’s tangible net worth (with certain exclusions) exceeds $8,000,000, then each CNC shareholder as of the Effective Time shall receive a pro rata cash payment in an amount per share equal to the quotient of (1) the least of (A) $1,300,000, (B) the amount of the insurance payment (net of taxes and expenses), or (C) the amount by which CNC’s tangible net worth (with certain exclusions) exceeds $8,000,000, divided by (2) 624,459.

The Agreement provides, as a condition to NB&T’s obligation to close the Merger, that not more than five percent (5%) of the outstanding CNC Common Shares will be Dissenting Shares. Any Dissenting Shares shall be deemed to have been converted into the right to receive the Per Share Cash Consideration for purposes of adjusting the consideration as described in the previous paragraph.

The Per Share Stock Consideration shall be adjusted fully to reflect any occurrence, subsequent to the date of the Agreement but prior to the Effective Time, pursuant to which the outstanding NB&T Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in NB&T’s capitalization.

At the Effective Time, any CNC Common Shares held by CNC or any subsidiary of CNC or by NB&T or any subsidiary of NB&T, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith, shall be canceled and retired, and no consideration shall be issued in exchange therefor. No certificates or scrip, or other evidence of ownership, representing fractional NB&T Common Shares will be issued in the Merger. In lieu thereof, each holder of CNC Common Shares who otherwise would be entitled to receive a fractional NB&T Common Share shall receive an amount of cash equal to the product of (i) the fractional NB&T Common Share interest to which such holder otherwise would be entitled (after taking into account all CNC Common Shares held at the Effective Time by such holder), multiplied by (ii) the Per Share Cash Consideration.

Each of NB&T’s and CNC’s obligations to effect the Merger is conditioned upon (i) the receipt of the requisite CNC shareholder approval, (ii) the receipt of the requisite regulatory approval, and the nonexistence of any unresolved investigation or proceedings against CNC or CNC Bank by any governmental authority, (iii) the issuance of no injunction or other order by any governmental authority which prohibits consummation of the transactions contemplated by this Agreement, (iv) the Registration Statement becoming effective, (v) the receipt of all permits and other authorizations under state securities laws necessary to consummate the transactions contemplated by the Agreement, and (vi) receipt of a tax opinion of Vorys, Sater, Seymour and Pease LLP to the effect that the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code. CNC’s obligation to consummate the Merger is also subject to (a) the accuracy of NB&T’s representations and warranties under the Agreement as of the Effective Time, (b) the performance by NB&T of its obligations under the Agreement, and (c) the failure to occur of any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on NB&T. In addition, NB&T’s obligation to consummate the Merger is subject to (1) the accuracy of CNC’s representations and warranties under the Agreement as of the Effective Time, (2) the performance by CNC of its obligations under the Agreement, (3) the receipt by CNC of requisite non-governmental consents, (4) the receipt by NB&T of a statement on behalf of CNC satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3), (5) the treatment of not more that five percent (5%) of the outstanding CNC Common Shares as Dissenting Shares, (6) the failure of any governmental authority to commence or threaten in writing condemnation, eminent domain or similar proceedings with respect to real estate owned by CNC or CNC Bank, and NB&T’s satisfaction with either (A) certain environmental test results, or (B) the remedy by CNC or CNC Bank of certain environmental violations or potential violations, (7) CNC’s procuring of a policy of directors’ and officers’ liability insurance in accordance with the terms of the Agreement, (8) the failure of either CNC or any subsidiary to have applied to participate in the U.S. Treasury Department’s Troubled Asset Relief Program Capital Purchase Program or any other program developed under the Emergency Economic Stabilization Act of 2008, (9) the failure to occur of any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on CNC, and (10) the filing by CNC of all tax returns with respect to CNC and its subsidiaries for the fiscal year ended December 31, 2008.

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. NB&T and CNC each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by NB&T or CNC as a result of the Merger.

3. The tax basis of the assets of CNC in the hands of NB&T will be the same as the tax basis of such assets in the hands of CNC immediately prior to the Merger.

4. The holding period of the assets of CNC to be received by NB&T will include the period during which such assets were held by CNC.

5. A holder of CNC Common Shares receiving solely NB&T Common Shares in exchange for such holder’s CNC Common Shares (not including any cash received in lieu of fractional NB&T Common Shares) will recognize no gain or loss upon the receipt of such NB&T Common Shares.

6. A holder of CNC Common Shares receiving solely cash in exchange for such holder’s CNC Common Shares will recognize gain or loss as if such holder had received such cash as a distribution in redemption of such holder’s CNC Common Shares, subject to the provisions and limitations of Section 302 of the Code.

7. A holder of CNC Common Shares receiving both cash and NB&T Common Shares in exchange for such holder’s CNC Common Shares (not including any cash received in lieu of fractional NB&T Common Shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional NB&T Common Shares). For purposes of determining the character of this gain, such holder will be treated as having received only NB&T Common Shares in exchange for such holder’s CNC Common Shares and as having redeemed immediately a portion of such NB&T Common Shares for the cash received (excluding cash received in lieu of fractional NB&T Common Shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of CNC), the gain will be capital gain if the CNC Common Shares are held as a capital asset at the time of the Merger.

8. A holder of CNC Common Shares receiving cash in lieu of fractional NB&T Common Shares will recognize gain or loss as if such fractional NB&T Common Shares were distributed as part of the Merger and then redeemed by NB&T, subject to the provisions and limitations of Section 302 of the Code.

9. The aggregate tax basis of NB&T Common Shares received by a holder of CNC Common Shares in the Merger (including fractional NB&T Common Shares, if any, deemed to be issued and redeemed by NB&T) generally will be equal to the aggregate tax basis of the CNC Common Shares surrendered in exchange therefor in the Merger, reduced by the amount of cash received by the holder in the Merger (excluding cash received in lieu of fractional NB&T Common Shares), and increased by the amount of gain recognized by the holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional NB&T Common Shares).

10. The holding period of the NB&T Common Shares received by a holder of CNC Common Shares will include the period during which the CNC Common Shares surrendered in exchange therefor were held, provided the CNC Common Shares are a capital asset in the hands of the holder at the time of the Merger.

* * *

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of CNC Common Shares in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans (including, without limitation, the CNC 401(k) Plan), (vi) broker-dealers, (vii) persons subject to the alternative minimum tax, (viii) persons whose CNC Common Shares were acquired pursuant to the exercise of employee stock options, stock purchase plans, or otherwise as compensation, (ix) persons who receive NB&T Common Shares other than in exchange for CNC Common Shares, (x) persons who hold CNC Common Shares as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons who hold CNC Common Shares other than as capital assets, (xii) persons who have a functional currency other than the U.S. dollar, and (xiii) pass-through entities and investors in such entities. We undertake no responsibility to update this opinion.

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Summary – Material federal income tax consequences of the merger,” “The Proposed Merger – Material federal income tax consequences,” and “Legal Matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP